UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2014

UBL Interactive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54955	27-1077850
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6701 Carmel Road, Suite 202

Charlotte, NC 28226

(Address of principal executive offices, including zip code)

704-930-0297

(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 27, 2014, UBL Interactive, Inc. (the “Company”) announced that Paul Donlan had been appointed by the Company’s Board of Directors (the “Board”) to serve as the Company’s Chief Operating Officer, effective October 27, 2014, following the resignation of John Patton from that position.

Mr. Donlan, age 50, is the head of business development for UBL and also manages the company's international and channel partnerships. Paul has 25 years of experience in directories and classified advertising, having served as CEO for 3L Media Inc., founder of Superpages Australia, and founder and chairman of JPM Media Pry Ltd. Paul has been a consultant with China Telecom, Shanghai Yellow Pages, Telekom Malaysia, Mi Pueblo Publication, California Directory Publications, and Ojai PhoneBook. For 6 years, Paul was president and CEO of net-linx, where he oversaw a staff of 450 servicing technology publishing industries across the globe. Prior to this role, Paul held various management positions during a 15 year tenure at Sensis and Telstra in Australia. Paul's career includes a strong record of revenue growth and cost containment across international markets.

Pursuant to the terms of an employment agreement dated August 12, 2014 (the “Agreement”), Mr. Dolan will be entitled to receive a base yearly salary of $165,000, with potential for a 7.5% increase every 12 months commencing January 1, 2015, subject to certain performance milestones to be established by the Board with such increase to be in the Board’s sole discretion. Additionally, pursuant to the terms of the Agreement and subject to Board approval, Mr. Donlan will be entitled to receive incentive stock options under the Company’s 2010 Omnibus Equity Incentive Plan to purchase 1,000,000 shares of the Company’s common stock.

Item 7.01 Regulation FD Disclosure

Attached hereto as Exhibit 99.1 and incorporated by reference herein is a copy of the news release titled “UBL Interactive Appoints Paul Donlan as Chief Operating Officer” issued by the Company on October 27, 2014 announcing the appointment of Mr. Donlan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	News Release dated October 27, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBL INTERACTIVE, INC.

Date: December 24, 2014	By:	/s/ Doyal Bryant
	Name:	Doyal Bryant
	Title:	Chief Executive Officer

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